Exhibit 10.1

2013 ANNUAL GRANT

BEAM INC. 2011 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

TERMS AND CONDITIONS

This PERFORMANCE SHARE AWARD AGREEMENT (the “Agreement”) by and between Beam Inc., a Delaware corporation (the “Company”), and you (the “Employee”) is entered into and becomes effective as of the date specified in your 2013 Long-Term Incentive Grant Statement (the “Award Date”). By submitting your acknowledgment of the receipt of these Terms and Conditions, you consent to the terms of this Agreement. All terms capitalized but not defined shall have the meaning set forth in the Beam Inc. 2011 Long-Term Incentive Plan (the “Plan”) unless otherwise specified in this Agreement.

The Award Date, the Performance Period and the minimum, target and maximum Performance Goals and payouts for the Award are identified in the electronic, on-line grant acceptance process administered by the Plan’s third-party administrator 2013 Long-Term Incentive Grant Statement (the “Grant Statement”). The Grant Statement is incorporated and made a part of this Agreement by reference, and unless otherwise indicated, references to this Agreement hereafter refer to both this Agreement and the Grant Statement. The minimum and maximum cumulative Earnings Per Share (“EPS”) and average Return on Invested Capital (“ROIC”) targets for the three-year period commencing on January 1 of the year in which the Award is made (the “Performance Period”) are set forth in the Grant Statement. The Performance Period covered by this Agreement is the three-year period commencing on January 1, 2013 and ending December 31, 2015.

Upon attainment of the Performance Goals set forth in the Grant Statement, you will receive shares of Common Stock of Beam Inc. (“Beam”).

1. Number of Shares Payable Pursuant to Award. Subject to the provisions of paragraphs 5 through 13 below, the number of shares of Common Stock payable to you pursuant to your Award shall be determined as follows:

(a) If the EPS and ROIC (as determined pursuant to paragraph 2) of Beam and its consolidated subsidiaries (the “Company”) for the Performance Period equals the minimum goal set forth in the Grant Statement, the number of shares of Common Stock payable to you will equal your minimum performance award set forth in the Grant Statement. No shares of Common Stock will be payable to you if the EPS and ROIC (as determined pursuant to paragraph 2) are less than the minimum goal set forth in the Grant Statement.

(b) If the EPS and ROIC (as determined pursuant to paragraph 2) of the Company for the Performance Period equals or exceeds the maximum goal set forth in the Grant Statement, the number of shares of Common Stock payable to you will equal your maximum performance award set forth in the Grant Statement.

(c) If the EPS and ROIC (as determined pursuant to paragraph 2) of the Company for the Performance Period exceeds the minimum goal, but is less than the maximum goal, the number of shares of Common Stock payable to you will be interpolated between the goals set forth in the Grant Statement to reflect the actual EPS and ROIC achieved by the Company during such Performance Period.

Subject to the provisions of paragraphs 5 through 13 below, the shares of Common Stock payable to you pursuant to this Award with respect to the applicable Performance Period shall be paid by Beam as soon as practicable after the end of the Performance Period and after the Committee certifies the Company’s attainment of the Performance Goals, but in no event later than December 31st of the calendar year following the calendar year in which the Performance Period ends. Notwithstanding any other provision of this Agreement, no payout of Awards hereunder shall be made unless and until the Committee certifies the attainment of Performance Goals. Subject to paragraphs 5 through 13 below, no shares of Common Stock shall be payable to you unless you remain employed through the last day of the Performance Period.

2. Determination of Net Income, Return on Invested Capital and Cumulative Earnings Per Share. ROIC for any Performance Period means Net Income during the Performance Period divided by average invested capital for the same period. Net Income, ROIC and EPS shall be adjusted to eliminate non-recurring income or expense items and significant items not considered in determining the initial performance measures; such adjustments may include, but are not limited to, restructuring and restructuring related charges; the impact of actual foreign exchange rates varying from planned foreign exchange rates; significant share repurchase activity; significant nonrecurring income tax credits or charges; and the impact of significant acquisitions and divestitures of businesses.

3. Dividend Equivalents. Subject to the provisions of paragraphs 5, 6, 7, 9, 11, 12 and 13 below, you shall be paid a cash amount that is equal to the amount of the cash dividends that would have been declared on that number of shares of Common Stock actually paid to you at the end of the Performance Period if such shares had been issued and outstanding on any record date for the payment of any cash dividends during the Performance Period and prior to the date of payment of such shares (the “Dividend Equivalents”). Such Dividend Equivalents shall be paid, subject to paragraph 16 below, on the same date as the date shares of Common Stock are paid to you pursuant to paragraph 1 above. Payment of any Dividend Equivalents shall be made by delivery to you of a check in the amount of such Dividend Equivalents or in such other manner as is determined by the Committee.

4. Transferability of Award. Shares of Common Stock awarded under this Award may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by you to a trust for estate planning purposes, by you pursuant to an agreement in a marital separation or divorce proceeding or by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

5. Termination of Employment for Death, Disability or Retirement. If your employment terminates during any Performance Period by reason of your death or Disability, you or your beneficiary or estate will be entitled to receive in accordance with paragraph 1 a payment equal to the number of shares of Common Stock and Dividend Equivalents, if any, that would otherwise be payable to you pursuant to paragraphs 1 and 3. If your employment terminates during any Performance Period by reason of your Retirement, as defined in the Plan, and you have been employed by Beam or a Subsidiary for at least one year from the grant date of the Award, you or your beneficiary or estate will be entitled to receive in accordance with paragraph 1 a payment equal to the number of shares of Common Stock and Dividend Equivalents, if any, that would otherwise be payable to you pursuant to paragraphs 1 and 3.

6. Termination of Employment for Other Reasons. Except as otherwise provided in paragraphs 9 through 13 below, if your employment with the Company terminates during the Performance Period other than by reason of your death, Disability or Retirement, you will not be entitled to any payment of shares of Common Stock pursuant to paragraph 1 with respect to the Performance Period and will not be entitled to receive payment of any Dividend Equivalents pursuant to paragraph 3.

7. Forfeiture of Award for Just Cause. If you are terminated for Just Cause or, if after your termination of employment, facts and circumstances are discovered that would have justified your termination for Just Cause, you will not be entitled to any payment of shares of Common Stock or Dividend Equivalents hereunder and you will forfeit all rights with respect to these payments. Any such determination of the Committee shall be final and binding for all purposes.

8. Stock Exchange Listing; Fractional Shares. Beam shall not be obligated to deliver any shares of Common Stock until they have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which are listed outstanding shares of the same class as that of the shares subject to the Award and until there has been compliance with such laws or regulations as Beam may deem applicable. Beam agrees to use its best efforts to effect such listing and compliance. No fractional shares (or any cash payment in lieu thereof) will be delivered and the number of shares to be delivered will be rounded up or down to the nearest whole share.

9. Transfer of Employment; Leave of Absence. For the purposes of this agreement, (a) a transfer of your employment from Beam to a Subsidiary or vice versa, or from one Subsidiary to another, without an intervening period, shall not be deemed a termination of employment, and (b) if you are granted in writing a leave of absence, you shall be deemed to have remained in the employ of Beam or a Subsidiary during such leave of absence.

10. Investment Representations. Prior to each issuance of shares of Common Stock payable hereunder, you shall make such representations (as may be required) that such shares are to be held for investment purposes and not with a view to or for resale or distribution except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and shall, if required by the Committee, give a written undertaking to Beam in form and substance satisfactory to the Committee that you will not publicly offer or sell or otherwise distribute such shares other than (a) in the manner and to the extent permitted by Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, (b) pursuant to any other exemption from the registration provisions of the Securities Act or (c) pursuant to an effective registration statement under the Securities Act.

11. Adjustments.

(a) In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, changes in accounting, tax or legal rules, or any other similar corporate event, the number and kind of shares that are covered by the Award (including, in the case of any such event other than an extraordinary cash dividend, the number of shares in respect of which Dividend Equivalents may be credited and paid pursuant to paragraph 3 above) immediately prior to such event may be proportionately and appropriately adjusted.

(b) To the extent permitted by Section 162(m) of the Code, the Committee may adjust the ROIC and EPS targets, or other Performance Goals and measurements, applicable to the Award to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, including, without limitation, acquisitions or divestitures by or other material changes in the Company. Such adjustments may reduce the amount to be received by you pursuant to such Award if and to the extent that the Committee deems it appropriate, provided that no such reduction shall be made on or after the date of a Change in Control.

(c) The determination of the Committee as to the terms of any adjustment made pursuant to this paragraph 11 shall be binding and conclusive upon you and any other person or persons who may at any time be entitled to receive any payment pursuant to the Award.

12. Change in Control of Beam. Notwithstanding any other provision hereof, in the event that your employment is terminated on or at any time during the two-year period following a Change in Control (i) by the Company other than for Just Cause or (ii) by you for Good Reason, the Award shall become nonforfeitable and shall be paid out as if each Performance Period hereunder had been completed or satisfied and as if the ROIC and EPS for the Company for the Performance Period equal the target goal for the Performance Period, but pro-rated for the portion of the Performance Period that elapsed prior to your termination of employment. Such payment shall be made within 30 days after the date your employment terminates; provided that if (A) the applicable Change in Control is not a “change in control event,” within the meaning of Treasury regulations issued under Section 409A of the Code, or (B) your termination of employment occurs more than two years after the date of the Change in Control, then such payment instead shall be made within 2 1/2 months after the end of the Performance Period. Also in the event of such a termination of your employment, you will be entitled to receive payment pursuant to paragraph 3 of any Dividend Equivalents that would have been declared, in respect of the shares of Common Stock you receive, during the Performance Period and prior to the date of payment of such shares, but you will not be entitled to be credited with or to receive any other Dividend Equivalents.

13. Divestiture; Termination of Plan.

(a) In the event that your principal employer is a Subsidiary that ceases to be a Subsidiary, then the Award shall become nonforfeitable as of the date on which your principal employer ceases to be a Subsidiary (the “Divestiture Date”) and shall be paid out as if the Performance Period hereunder had been completed or satisfied and as if the ROIC and EPS for the Company for the Performance Period equal the target goal for the Performance Period, but prorated for the portion of the Performance Period that elapsed prior to the Divestiture Date, all as determined by the Committee. Such payment shall be made within 30 days after the Divestiture Date; provided that if the applicable divestiture is not a “change in control event,” within the meaning of Treasury regulations issued under Section 409A of the Code, such payment instead shall be made within 2 1/2 months after the end of the Performance Period. In addition, you will be entitled to receive payment pursuant to paragraph 3 of any Dividend Equivalents that would have been declared, in respect of the shares you receive, during the Performance Period and prior to the payment date, but will not be entitled to be credited with or to receive any other Dividend Equivalents.

(b) In the event of a termination of the Plan, the provisions of paragraph 13(a) will apply to your Award with the same effect as if the date of termination of the Plan were a Divestiture Date and payment shall be made to you in accordance with Section 409A of the Code.

14. Accountants’ Letter. As soon as practicable after the end of each Performance Period, a letter shall be obtained from the Company’s audit department who have performed procedures to assist in evaluating compliance with the calculation of the EPS and ROIC for the performance period.

15. Stockholder Rights. Neither you nor any other person shall have any rights of a stockholder as to shares of Common Stock until such shares shall have been recorded on Beam’s official stockholder records as having been issued or transferred.

16. Tax Withholding. Upon any payment to you of shares of Common Stock hereunder or upon any payment to you of any Dividend Equivalents hereunder, Federal income and other tax withholding (and state and local income tax withholding, if applicable) may be required by the Company in respect of taxes on income realized by you. The Company may withhold such required amounts from your future paychecks or from, if applicable, such Dividend Equivalents or may require that you deliver to the Company the amounts to be withheld. In addition, upon any payment to you of shares of Common Stock hereunder, you may pay any Federal income and other tax withholding (and any state and local income tax withholding, if applicable) by electing either to have the Company withhold a portion of the shares of Common Stock otherwise deliverable to you, or to deliver other shares of Common Stock owned by you, in either case having a Fair Market Value (determined on the date that the amount of tax you have elected to have withheld is to be determined) of the amount to be withheld, provided that the election shall be irrevocable and shall be subject to such rules as the Committee may adopt. The closing price of Company stock shall be used by the Company for purposes of any calculations under this Agreement.

17. Governing Law. This Agreement and the Award provided for hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

18. Conflicts. In the event of a conflict between these terms and conditions and the Plan, the terms of the Plan shall apply.

19. Section 409A. This Agreement and the Award are intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. In the event the terms of this agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), you and the Company shall cooperate diligently to amend the terms of this agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this agreement are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this agreement, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable to you (i) is payable upon your separation from service and (ii) under the terms of this agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of your separation from service and (b) the date of your death.

20. Entire Agreement and Amendment. This Agreement (including the Grant Statement) is the entire Agreement between the parties to it with respect to the Award, and all prior oral and written representations are merged in this Agreement. Notwithstanding the preceding sentence, this Agreement shall not in any way affect the terms and provisions of the Plan. This Agreement may be amended, modified or terminated only by written agreement between you and the Company. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

21. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

22. No Limitation on the Company’s Rights. The granting of Awards shall not in any way affect the Company’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

23. Effect on Employment. Nothing in this Agreement or in the Award shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ you, or as affecting in any way the right of the Company to terminate your employment at any time. This Agreement shall not in any way affect the terms and provisions of the Plan.

24. Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (a) overnight carrier, (b) telecopy, (c) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (d) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:

Beam Inc.

510 Lake Cook Road

Deerfield, IL 60015-4964

Attention: General Counsel

The Company may change the person and/or address to which you must give notice under this Section 24 by giving you written notice of such change, in accordance with the procedures described above. Notices to or with respect to you will be directed to you, or to your executors, personal representatives or distributees, if you are deceased, or your assignees, at your home address on the records of the Company.